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Exhibit 23.2

CONSENT OF EXPERT

        We hereby consent to the use in the Registration Statement on Form F-3 of Brookfield Business Partners L.P. (the "Company") of the name GLJ Petroleum Consultants and to the references to our report on reserves data in respect of the Company's Canadian oil and gas assets, which is included in the Company's Annual Report on Form 20-F for the year ended December 31, 2016 and incorporated by reference in the Registration Statement. We also consent to all references to us contained in such Registration Statement.

Your truly,
GLJ PETROLEUM CONSULTANTS LTD.
/s/ DEAN A. CLARKE Dean A. Clarke, P. Eng. Manager, Engineering

Dated: September 5, 2017
Calgary, Alberta
CANADA

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  Exhibit 23.2
CONSENT OF EXPERT